Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Capstar Special Purpose Acquisition Corp. on Form S-1 pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated March 6, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Capstar Special Purpose Acquisition Corp. as of February 27, 2020 and for the period from February 14, 2020 (inception) through February 27, 2020, appearing in the Registration Statement on Form S-1, as filed (file No. 333-239094), of Capstar Special Purpose Acquisition Corp.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 1, 2020